EXHIBIT 10.2

EXECUTION COPY

Confidentiality Agreement

By signing below, I confirm that I have received or have been given access to, read and agree to be bound by Sotheby’s Compliance Policies, including without limitation such policies as, the Worldwide Compliance Policy Regarding Movement of Works of Art, House Rules, the Conflict of Interest Policy, the Auction Rules Policy, the Introductory Commissions Policy, the Post-Auction Private Sales Policy, the Internet Auction Rules Policy, the Anti-Money Laundering Policy, the Anti-trust Policy, the Data Protection Policy and any other policies circulated by the Compliance Department. I acknowledge and agree that from time to time the Company may add new policies or revise existing policies and I agree to be bound by the policies in effect as of the date of any such new or revised policies that come into effect during my employment. The versions of these policies in effect can be found on the Compliance Homepage on Sotheby’s Intranet.

1. Confidential Information and Trade Secrets. I acknowledge that during the term of my employment I will have access to and possession of Confidential Information including trade secrets of Sotheby’s, its parents, subsidiaries and affiliates (hereinafter collectively referred to as “Sotheby’s”) and their respective clients. Except as required to perform my responsibilities for Sotheby’s, to comply with law or regulation, or as authorized in writing in advance by Sotheby’s, I will not use, disclose or take any action which results in the use or disclosure of Confidential Information. I will give prompt written notice to Sotheby’s of any such requirement, or threatened requirement, by a court or government agency with jurisdiction in order to allow Sotheby’s the opportunity to resist such a request. To the extent that I am required to develop, review and/or analyze Confidential Information, I further agree to store and maintain all Confidential Information in a secure place. These obligations with respect to “Confidential Information” shall be in force during my employment by Sotheby’s and shall survive termination of my employment, regardless of how such termination arises, for two (2) years after termination, provided that the “Confidential Information” in paragraph 1(b) shall be kept confidential indefinitely.

          (a) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, confidential and/or proprietary information concerning Sotheby’s business plans, trade secrets, methods of doing business and any specialized information and/or techniques developed by or through it; Sotheby’s business or operation plans, strategies, prospects or objectives; Sotheby’s structure, technology, distribution, sales, services, support and marketing plans, practices, and operations; the prices, costs and details of Sotheby’s services; the financial condition and results of Sotheby’s operations; Sotheby’s research; Sotheby’s personnel and compensation policies; operating policies and manuals; financial records and related information; means of gaining access to Sotheby’s computer data systems and related information; or any other financial, commercial, business or technical information related to any of the property or services developed or sold by or through Sotheby’s or its clients. For purposes of this Agreement, Confidential Information includes, but is not limited to, information in written, graphic, recorded, photographic or any machine readable form or that is orally conveyed to me.

          (b) “Confidential Information” shall also include Sotheby’s current or specifically-contemplated potential clients and/or client lists, including information not in the public domain concerning such clients’ private telephone and fax numbers, business and residential addresses, their purchase and sales history, the contents, value, or history of ownership of their art collections, personal and family background information, and the clients’ contacts(s).

          (c) Notwithstanding any of the foregoing, nothing in this Agreement is intended to or shall be interpreted to limit any rights of Sotheby’s under applicable law to protect Confidential Information as provided by applicable law.

2. Undue Advantage. During my employment with Sotheby’s I may have access to “inside” information. Use of “inside” or Confidential Information in making any investment is absolutely prohibited, and I represent and warrant that I will comply with all federal and state securities laws and regulations. Also in the course of my employment with Sotheby’s, I may learn of business opportunities offered to Sotheby’s. I agree that I will not take advantage of such knowledge for my own benefit.

3. Termination of Employment. On the termination of my employment with Sotheby’s, I shall deliver to Sotheby’s all Confidential Information and all copies, summaries or abstracts thereof that come under my direct or indirect control or possession. Such material shall at all times remain the exclusive property of Sotheby’s unless otherwise agreed to in writing by Sotheby’s. Upon termination, I agree to make no further use of any Confidential Information on my own behalf or on behalf of any person or entity other than Sotheby’s as provided in Paragraph 1 above.

Furthermore, on the earlier of either my termination of employment with Sotheby’s or a request by Sotheby’s, I shall return to Sotheby’s all Sotheby’s property which I obtained from Sotheby’s including any Confidential Information. I acknowledge that all such property and Confidential Information remains at all times the exclusive property of Sotheby’s, unless otherwise agreed to in writing by Sotheby’s. It is agreed that I (as well as Sotheby’s) may retain a copy of my Outlook contacts (or such other form of contact information as may be applicable).

4. Equitable Relief. I understand that monetary damages may not provide an adequate remedy for a breach of this Agreement. I therefore agree that upon any breach hereof, Sotheby’s may be entitled to equitable relief, including without limitation temporary and permanent injunction, in addition to any other available remedies.

This agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

/s/ William F. Ruprecht

WILLIAM F. RUPRECHT

SOTHEBY’S

		By:	/s/ Susan Alexander

Name: Susan Alexander
Title: Executive Vice President and
Worldwide Head of Human Resources

Date:	September 2, 2010